                                   EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

Parent Company                      Subsidiary Company         State of Incorporation
---------------------------  --------------------------------  ----------------------
Fidelity Bankshares, Inc.     Fidelity Federal Savings Bank           Federal
                                       of Florida

Fidelity Bankshares, Inc.        Fidelity Capital Trust I             Delaware